Exhibit 4.10

[translator’s note: each page is signed by both parties]

ADDENDUM NUMBER 2 TO UNPROTECTED TENANCY AGREEMENT EXECUTED IN
FEBRUARY 2018

Made and executed in Yokneam on January __, 2020

Between:	Shaar Yokneam, Registered Limited Partnership
Partnership number 550014666
by its authorized signatories Itai Kaplan, ID 058768615 and Yael Gross, ID 55984280
of which address for the purpose of this Addendum is: Shaar Yokneam Complex 28 HaKidma Street, Yokneam Ilit Hereinafter referred to as: the “Lessor”
Party of the first part;
and:	INMODE Ltd, PC 51-407361-8
by its authorized signatories Moshe Mizrahi, ID 051825396
who are authorized to sign on behalf of the Company and bind it of which address for the purpose of this Addendum is: Tavor Building, Shaar Yokneam, P.O. Box 533, Yokneam Hereinafter referred to as: the “Tenant”
Party of the second part.

WHEREAS
The Lessor and the Tenant signed a tenancy agreement in February 2018 including appendices and attachments (hereinafter: the "Original Tenancy Agreement") for leasing areas and parking spaces in a complex known as Shaar Yokneam (hereinafter: the "Current Leasehold" and the “Complex”, respectively), and the Lessor and the Tenant signed in January 2019 an addendum for extending the area of the Leasehold (hereinafter: the "Addendum to the Tenancy Agreement");

(The Original Tenancy Agreement together with the Addendum to the Tenancy Agreement and all the other additions, as the case may be, including this Addendum, and all their appendices and attachments, will hereinafter be referred to as the “Tenancy Agreement”);

WHEREAS
The Tenant requested the Lessor again to lease also the Additional Area, as defined below, and also the additional Parking Spaces, as defined below, in their current situation (AS IS), thus increasing the Current Leasehold area, as defined above, and subject to meeting the Contingent Condition, as defined below, the Lessor acceded to the Tenant’s request – all in the manner and under the terms and conditions as stated in this Addendum below.

Therefore the parties declared, stipulated and agreed as follows:

1.	Preamble and Appendices

1.1.	The Preamble to this Addendum and its appendices constitute an integral part thereof and are binding as its other provisions.

1.2.	The section headings are for purposes of orientation and convenience and shall not be used for the interpretation of this Addendum.

1.3.	All the terms and phrases stated in this Addendum shall have the meaning provided to them in the Tenancy Agreement, unless expressly stated otherwise.

1.4.	This Addendum constitutes an integral part of the Tenancy Agreement.

1.5.
Previous drafts of this Addendum shall have no weight in connection with the interpretation of the Tenancy Agreement and/or this Addendum or any of their stipulations. Such drafts will not be admissible in any judicial or quasi-judicial proceeding.

2.	Contingent Condition

2.1.
The Tenant declares that it is aware that the additional area is not free, and that it is occupied by a current tenant and of which tenancy period has not yet concluded (hereinafter: the "Current Tenant"). It is agreed that the actual evacuation of the Current Tenant from the additional area will take place by February 29, 2020 (hereinafter: the "Effective Date") and that this constitutes a Contingent Condition to the effect of this Addendum.

2.2.
Notwithstanding the foregoing, it is agreed that if the Current Tenant does not vacate the additional area from any person and object by the Effective Date as defined above, for any reason, the Effective Date will be deferred until the time the additional area is actually vacated by the Current Tenant and the other dates stated in this Addendum will be deferred accordingly. If the postponement exceeds 30 (thirty) days, the Lessor may (but not must) terminate this Addendum in a notice in writing, unreservedly, unconditionally and irrevocably, which will be delivered to the Tenant (hereinafter: the "Termination Notice"). The Tenant hereby warrants and undertakes that it shall have no contention and/or demand and/or claim in connection with the deferment of the Effective Date and/or in connection with the termination of this Addendum by the Lessor, all as stated above in this section, as the case may be. In addition, the Tenant warrants and undertakes to continue performing all its obligations under the Tenancy Agreement without change.

3.	Increasing the Leasehold Area

3.1.
Subject to performance of the terms and conditions set forth below in this Addendum, and to the fulfillment of the Contingent Condition as stated in Section 2 above, beginning on March 1, 2020 (hereinafter: the "Effective Date"), another area of approximately 300 sq.m. will be added to the Current Leasehold, located on the second floor of Tavor House in the Complex, as well as 5 parking spaces on the roof of Tavor House, all as delineated and marked in the blueprint that is hereby attached as Appendix A to this Addendum (hereinafter, respectively: the "Added Area" and the “Added Parking Spaces”).

The Current Leasehold together with the Added Area will hereinafter be referred to as the “Leasehold”.

The area of the Leasehold (namely, the Current Leasehold together with the Added Area is approximately 1,672 sq.m. gross.

3.2.
Beginning on the Effective Date, the Added Area will be added to the Current Leasehold and will be deemed to be part of the Leasehold and all the provisions of this Tenancy Agreement will apply to it for all intents and purposes. Everywhere in the Tenancy Agreement that refers to the “Leasehold Area” and/or “Leasehold”, the meaning will be to the Current Leasehold together with the Added Area, except in respect of matters that have another express arrangement that is included in this Addendum.

3.3.	For the avoidance of doubt, it is clarified that the Tenant leases the Added Area only for the purpose of expanding the Leasehold and for the Tenancy Purpose, as defined in the Tenancy Agreement.

3.4.
The Added Area will be delivered to the Tenant AS IS, and its delivery shall constitute a confirmation on the part of the Tenant that the Added Area was delivered to it under the provisions of the Tenancy Agreement and to its full satisfaction and that it has and will have no claims and/or contentions and/or demands in all that pertains to it toward the Lessor and/or anyone on its behalf.

3.5.
It is clarified that the Tenant is fully responsible and it undertakes to notify all parties involved, including the municipality and/or any authority and other entities, of its tenancy in the Added Area, including (but not limited to) updating the Tenant’s name as the holder of the Added Area, and the Lessor is not responsible in any way in this matter.

4.	Tenancy Period in the Added Area

It is agreed that subject to the full and timely performance of all the conditions set forth in this Addendum, and to the fulfillment of the Contingent Condition stated in Section 2 above, the Tenant leases the Added Area from the Lessor for a tenancy period of 22 (twenty two) months, which will begin on the Effective Date, namely March 1, 2020 and will end on December 31, 2021 (hereinafter: the "Tenancy Period in the Added Area").

5.	Rent, Management Fees and other Payments for the Added Area

5.1.
It is hereby agreed that beginning on the Effective Date, the Tenant undertakes to pay, in respect of the Added Area, monthly rent of ILS 15,345 (fifteen thousand three hundred forty five shekels) plus Consumer Price Index differentials (as defined in the Tenancy Agreement), which was published on September 15, 2019, or near that time, for the month of August 2019 (hereinafter: the "Basic Index"), plus VAT at the legal rate (hereinafter, together: the "Rent for the Tenancy Period in the Added Area").

5.2.
Beginning on the Effective Date, the Tenant undertakes to pay for the Added Area monthly Management Fees in the amount of ILS 3,339 (three thousand three hundred thirty nine shekels), and this amount will be linked to the Basic Index, plus VAT at the legal rate.

Notwithstanding the foregoing, the Lessor may at any time, at its sole discretion and for any reason, collect from the Tenant monthly management fees according to the stated in the Management Agreement (namely, on the basis of cost+15%, linked to the Basic Index plus VAT at the legal rate), all as stated in the Management Agreement. The Tenant undertakes that he will have no contention and/or claim and/or demand against the Lessor and/or the Management Company and/or anyone on their behalf in all that pertains to the management fees as stated above (including whether this amount is a fixed amount or if calculated according to the mechanism prescribed in the Management Agreement) (hereinafter: “Management Fees in respect of the Tenancy Period in the Added Area”).

5.3.
For the Added Parking Spaces, the Tenant will pay the Lessor monthly parking fees in the total amount of ILS 300 (three hundred shekels) per each parking space, with this amount being linked to the Basic Index plus Vat at the legal rate (hereinafter: the "Parking Fee in respect of the Tenancy Period in the Added Area").

For the sake of convenience, the Rent for the Tenancy Period in the Added Area, the Management Fees in respect of the Tenancy Period in the Added Area and the Parking Fees in respect of the Tenancy Period in the Added Area will hereinafter be referred to as “the Rent”.

5.4.	The Rent will be paid in the manner and on the dates prescribed in respect of the payments for the Leasehold as stated in the Tenancy Agreement.

5.5.
For the avoidance of doubt, it is clarified that all the other obligation and payments applying to the Tenant under the Tenancy Agreement, including (but not limited to) city taxes, electricity, water and any payment to a third party will apply to the Added Area, such that from the Effective Date and thereafter, the Tenant undertakes to make all these payments in respect of the Leasehold (that is, both the Current Leasehold and the Added Area).

6.	The Tenant’s Works for Increasing the Leasehold Area

6.1.
The Tenant hereby warrants and undertakes a fundamental obligation that beginning on the Effective Date, he will carry out solely at its own expense and liability all the works required for adaptation of the Leasehold for its purposes and needs, including electric works for connecting the Added Area to the Leasehold, in a manner that the electricity mains feeding the Leasehold will be in one electric panel.

6.2.
The Tenant warrants and undertakes that the Tenant’s works noted above in Section 6.1 will be performed and paid in accordance with the provisions of the Tenancy Agreement and according to the guidelines of the tenant’s works as will be delivered to the Tenant from the Lessor and/or anyone on its behalf.

7.	Insurance and Security

It is agreed that additional stipulations for the entry into effect of this Addendum is performance of the following fundamental obligations, as follows:

Insurance

7.1.
The Tenant warrants and undertakes that the insurance policies he undertook to make under the Tenancy Agreement, and in accordance with the requisite changes as stated in Section 7.3 below, will be extended to include the Added Area during the entire tenancy period.

7.2.
The Tenant will present the certificates of insurance to the Lessor as required, and no later than the date of signing this Addendum. It is hereby clarified that failure to produce the certificates of insurance does not exempt the Tenant from its insurance obligation, as stated in the insurance sections and appendices of the Tenancy Agreement.

7.3.
Without derogating from the Tenant’s liability under the Tenancy Agreement or the law, the Tenant undertakes to take out and maintain insurance as requisite from the statements of this section and the insurance specifications noted in it, and it is the obligation of the Tenant to inform his insurance agent and insurer of their content, including the obligation to maintain them by the Tenant.

7.3.1.
In all that pertains to the receipt of an authorization to perform works in the Leasehold, should any works be performed in the Leasehold by the Tenant or for the Tenant prior to the Tenant’s initial occupancy of the Leasehold and/or at any time during the tenancy period, the Tenant warrants and undertakes to take out and maintain a contract works insurance policy in the name of the Tenant, contractors and subcontractors, the Company and the Management Company under the terms stated in the insurance appendix that is attached to this Agreement and constitutes an integral part thereof and marked as Appendix B1 (hereinafter: the "Tenant’s Work Insurance Specification") with a duly authorized Israeli insurance company in Israel (hereinafter: the "Tenant’s Works Insurance”).

7.3.2.
Without derogating from the Tenant’s liability under this Agreement or any law, the Tenant undertakes to take out and maintain, through a duly authorized Israeli insurance company, the insurance policies listed in the insurance specification that is attached to this Agreement and constitutes an integral part thereof and marked as Appendix B2 (hereinafter, respectively: the "Tenant’s Standing Insurance Specification" and “Tenant’s Standing Insurance Policies”) in all that pertains to the Leasehold and the Tenant’s activity therein.

The Tenant’s Works Insurance and the Tenant’s Standing Insurance Policies will hereinafter be referred to as the “Tenant’s Insurance Policies”).

7.3.3.
Without needing any demand on the part of the Contract or the Management Company, the Tenant undertakes to furnish to the Company and the Management Company, no later than the date of commencement of works in the Leasehold, a certificate of the Tenant’s Works Insurance signed by its insurer (hereinafter: the "Certificate of the Tenant’s Works Insurance"). The Tenant represents and warrants that it is aware that furnishing the Certificate of Tenant’s Works Insurance is a contingent and preliminary condition for performance of any works in the Leasehold, and the Company or the Management Company will be permitted (although not required) to prevent the Tenant from carrying out any works in the Leasehold should such certificate not been produced before commencement of the works.

7.3.4.
Upon request of the Company or the Management Company, the Tenant undertakes to furnish to the Company and the Management Company, within 5 days of the day of the request, a certificate of the Tenant’s Standing Insurance Policies, signed by its insurer (hereinafter: the "Certificate of the Tenant’s Standing Insurance Policies").

7.3.5.	The Certificate of the Tenant’s Works Insurance and the Certificate of the Tenant’s Standing Insurance Policies will hereinafter be called, together, the “Certificates of Insurance”.

7.3.5.1.	The Certificates of Insurance will at least include the following:

1.	The certificate recipient are the Company and the Management Company.

2.	The tenancy period will be indicated (including an extended maintenance period in respect of the Tenant’s works).

3.	The activity, as stated in Section 2.2 above, will be indicated.

4.	Extension of indemnification will include the certificate recipient as another insured.

5.	A clause about another insured for the purpose of contractors and subcontractors engaged in the Tenant’s Works Insurance.

6.	Priority clause according to which the insurer waives any demand from the insurer of the certificate recipient.

7.
A clause according to which a change or cancellation of an insurance policy, except a change in favor of the certificate recipient, will enter into effect only 60 days after sending a notice to the certificate recipient of the change or the cancellation.

7.3.5.2.
Furnishing the Certificates of Insurance by the Tenant as required in Sections 7.3.3, 7.3.4, 7.3.10 and 7.3.11 of this Agreement will be made only together with the form attached to this Agreement as Appendix B3, which constitutes an integral part thereof (hereinafter: the "Insurance Certificate Delivery Form"), signed by the Tenant.

7.3.6.
It is agreed that the Tenant is permitted not to take out a consequential loss insurance policy, in full or in part, as stated in Section (4) of the Tenant’s Standing Insurance Specification, and the Tenant may also not take out property policy against risk of glass breakage, as stated in Section (4) of the Tenant’s Standing Insurance Specification. However, the waiver stated in Section 7.3.9 below will apply as if these policies were made in full.

7.3.7.
If the Tenant believes that there is a need of another or complementary insurance for the Tenant’s works Insurance Specification and/or Tenant’s Standing Insurance Specification, the Tenant undertakes to take out and maintain the additional and/or the complementary insurance. The Tenant undertakes that in every such additional or  complementary insurance, a clause will be included for a waiver of the right of subrogation to the Company, the Management Company and any of their attorneys, but the waiver shall not apply in favor of a person who caused damage maliciously. The Tenant also undertakes that in any additional or complementary liability insurance, the name of the insured will be extended to include the Company and the Management Company, subject to a cross-liability clause, according to which the insurance is deemed to be made separately for each of the insured’s individuals.

7.3.8.
The Tenant undertakes to update insurance amounts in respect of the policies made under Sections (1) and (4) of the Tenant’s Standing Insurance Specification, from time to time, so they always reflect the full value of the insured subject.

7.3.9.
The Tenant exempts the Company, the Management Company and their attorneys as well as the other lessees, tenants and rightholders in the building (the other lessees, tenants and rightholders in the building will be hereinafter be referred to as the “Other Rightholders”), in whose tenancy agreements or in any other agreement which confers rights in the building on the Other Rightholders a corresponding exemption toward the Tenant is included from liability for an indemnifiable damage under the insurance policies made in accordance with Section (1) of the Tenant’s Works Insurance Specification, Sections (1) and (4) of the Tenant’s Standing Insurance Policies Specification, or damage which the Tenant was entitled for indemnification in respect thereof had it not been for the deductible payments stated in the policies). However, the exemption from liability will not apply to a person who caused damage maliciously.

7.3.10.
At the request of the Company or the Management Company, the Tenant undertakes to furnish to the Company and to the Management Company, within 5 days of the request, the Certificate of the Tenant’s Standing Insurance Policies in respect of its extension for another insurance period, upon every insurance period, as long as this Agreement is in effect.

7.3.11.
Every timer the Tenant’s insurer notifies the Company and/or the Management Company that a change or a cancellation of any of the Tenant’s policies is imminent, the Tenant undertakes to renew that insurance and re-furnish a certificate of the insurance policy that was changed or cancelled as aforesaid, 30 days before the date of the aforesaid change or cancellation.

7.3.12.
For the avoidance of doubt, it is clarified that failure to furnish the insurance certificates as stated in Sections 7.3.3, 7.3.4, 7.3.10 and 7.3.11 above will not prejudice the Tenant’s obligations under this Agreement, including, and without derogating from the generality of the foregoing, any payment liability applying to the Tenant, and the Tenant undertakes to perform all its obligations under the Agreement. It is hereby expressly agreed that the Company or the Management Company will be permitted (but not obligated) to prevent the Tenant from carrying out works in the Leasehold and/or receiving possession in of the Leasehold and/or introducing property to the Leasehold and/or opening the Tenants business in the Leasehold and/or its activity in the Leasehold due to its failure to present the confirmations.

7.3.13.
The Company and/or the Management Company are permitted to inspect the Certificates of Insurance furnished by the Tenant as stated in Sections 7.3.3, 7.3.4, 7.3.10 and 7.3.11 above, and the Tenant undertakes to make any change or amendment required in order to make them conform to the Tenant’s obligations as stated in this Agreement. The Tenant declares that the right to audit provided to the Company and/or the Management Company in regard to the Certificates of Insurance and their right to order such changes as stated above does not impose on the Company and/or the Management Company or anyone on their behalf any obligation or liability in all that pertains to the aforesaid Certificates of Insurance, the nature, scope or validity of the policies made according to the Certificates, or to the lack thereof, and it shall not derogate from any liability assigned to the Tenant under this Agreement or any law.

7.3.14.
The Tenant undertakes to comply with the terms of the policies he takes out, to pay the premiums in full and on time, and to see that the Tenant’s Standing Insurance Policies are renewed from time to time as required and will remain in force throughout the tenancy period.

7.3.15.
For the avoidance of doubt, it is hereby agreed that the extent of the insurance cover, including the limits of liability requisite in the insurance specifications are a minimal requirement that is imposed on the Tenant. The Tenant represents, warrants and undertakes that he will be prevented from raising any contention and/or demand toward the Company or the Management Company or anyone on their behalf in all that pertains to the extent of the insurance cover, including the limits of liability as stated above.

7.3.16.
The Tenant states that he is aware that the Company or the Management Company are not required to maintain guards and other security measures in the building or the Leasehold, and they do so, this will not create any obligation or liability to the Tenant. It is also expressly agreed that the Company and the Management Company will not be subject to the provisions of the Guards Law, 5727-1967, including its appendices.

7.3.17.
The Company undertakes to take out and maintain, whether on its own or through the Management Company, for the duration of the Agreement, the insurance policies listed below in this section with a duly authorized Israeli insurance company.

7.3.17.1.
Insurance covering those parts of the building owned by the Company (including the Leasehold’s building) against loss or damage due to the customary risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and hurricane, flood, liquid damage and cracking of pipes, damage by vehicles, damage by aircraft, riots, strikes, malicious damage and burglary damage. This policy will include a clause of a waiver of the right of subrogation in favor of the Tenant, but this waiver will not apply in favor of a person who caused the damage maliciously. For the avoidance of doubt, it is expressly agreed that such insurance will not include any contents and/or addition, improvement or extension made by the Tenant and/or on behalf of and/or for the Tenant and/or the Other Rightholders and will not include glazing, windows, glass partitions and glass doors , of which insurance obligation is on the Tenant, as stated in Section (1) of the Tenant's Standing Insurance Policies Specification.

7.3.17.2.
Consequential loss insurance covering loss of rent and loss of management fees (as the case may be) due to damage that was caused to the parts of the building owned by the Company (including the Leasehold’s building) due to the risks listed in Section 7.3.17.1 above (excluding burglary), for a period of indemnity of 24 months. Such insurance will include a clause of a waiver of the right of subrogation in favor of the tenant, but such waiver will not apply in favor of a person who caused damage maliciously.

It is agreed that the Company or the Management Company are permitted not to take out consequential loss insurance that covers loss of rent and loss of management fees as stated in this section 7.3.17.2 above, in full or in part, but the stated in Section 7.3.19 below will apply as if the insurance was made in full.

7.3.18.
It is agreed that the Company may at its sole discretion take out additional insurance policies to those listed in Section 7.3.17 above.

It is hereby expressly agreed that in making the insurance policies listed in Section 7.3.17 above, or the additional insurance policies as aforesaid, will not increase the liability of the Company or the Management Company further to the stated in this Agreement or to derogate from the Tenant’s liability under the Agreement or the law (except for the express statement in the closing clause of Section 7.3.19 below).

7.3.19.
The Company exempts the Tenant, on its own behalf and on behalf of the Management Company, from liability for damage in respect of which any one of them are entitled to indemnification under the insurance policies made in accordance with Sections 7.3.17.1 and 7.3.17.2 above (or to which indemnification they would be entitled were it not for the deductibles stated in the policies). However, such exemption from liability will not apply in favor of a person who caused damage maliciously.

Notwithstanding the foregoing, if an insurance incident occurs and it is covered under Sections 7.3.17.1 and 7.3.17.2 above, in circumstances in which the Tenant is liable under this Agreement and/or any law, the Tenant will bear the amount of the damage and/or the loss caused up to the amount of the deductible payments under the policies.

Securities

7.4.
Notwithstanding the stated in the Tenancy Agreement, it is clarified and agreed that for the purpose of securing the Tenant’s obligation under the Tenancy Agreement and this Addendum, the Tenant shall furnish to the Lessor on the occasion of signing this Addendum a bank guarantee in the amount equal to the Rent and the management fees paid by the Tenant for three (3) months of tenancy, namely ILS 56,052 (fifty six thousand fifty two shekels) plus VAT, with this amount being linked to the Basic Index, in the form attached to this Addendum as Appendix G, in addition to the collateral furnished by the Tenant under the Tenancy Agreement (hereinafter: the "Additional Bank Guarantee").

7.5.
The expiration date of the Additional Bank Guarantee will be in accordance with the provisions of the Tenancy Agreement for the duration of the entire tenancy period in the Added Area, all at the Tenant’s responsibility and its expense, and or securing all the Tenant’s obligations and charges during the tenancy in the Leasehold.

7.6.
Without derogating from the foregoing, all the securities deposited by the Tenant under the provisions of the Tenancy Agreement shall be used by the Lessor and/or the Management Company and/or anyone on their behalf also to ensure the full and exact performance of all the Tenant’s obligations and charges under this Agreement and as they pertain to the Added Area.

Authorization to Charge Account

The authorization provided by the Tenant to the Lessor to charge the account under the Tenancy Agreement will also apply for the purpose of collecting payments that apply to the Tenant under this Addendum.

8.	General

8.1.
All the other provisions of the Tenancy Agreement, if they are not expressly changed in this Addendum, will continue to be in force and shall bind the parties, including, but without derogation, in all that pertains to the Added Area, as the case may be and with the requisite changes, if any.

8.2.
The stated in this Addendum does not impose on the Lessor and/or the Management Company any charge that is not imposed on them in the Tenancy Agreement and/or in any law and this does not derogate from any liability and/or obligation of the Tenant under the Tenancy Agreement and/or any law.

8.3.
For the avoidance of doubt, it is clarified that the Tenant will not be permitted to offset any of his charges under the Tenancy Agreement and/or this Addendum, including, but not limited to, the Rent, on account of any monetary charges that the Lessor and/or the Management Company may be owing the Tenant, if any, by virtue of the Tenancy Agreement and/or this Addendum.

8.4.
It is clarified and agreed by the parties that the stated in this Addendum does not constitute a waiver and/or forgiveness on the side of the Lessor and/or the Management Company of any contention and/or claim and/or demand by them toward the Tenant, including under the Tenancy Agreement and/or any law.

8.5.	Any stipulation in the Tenancy Agreement that provided the Tenant with any exclusivity, as the case may be, is retrospectively null and void and shall no longer have effect.

8.6.
Any breach of the provisions of this Addendum shall be deemed to be a breach of the Tenancy Agreement for all intents and purposes and shall provide the Lessor all the reliefs available to it under the Tenancy Agreement and/or any law for such breach.

8.7.	In any case of a conflict between the provisions of the Tenancy Agreement (without this Addendum) and the provisions of this Addendum, the provisions of this Addendum will prevail.

8.8.	This Addendum will enter into effect only after the parties have signed it and subject to the Contingent Condition above.

In witness the parties have signed in the place and on the date stated at the head of this Addendum:

[seal and signature]	[seal and signature]
Shaar Yokneam Limited Partnership	InMode Ltd. 514073618

Certification by the Tenant’s Attorney

I the undersigned, ____________, Adv., hereby certifies that the Tenant is an existing and active corporation and that it made all the resolutions required for its contract in this Addendum under its Articles of Association; [I also certify] that the signatures above are those of Mr. _____________ (ID____________) and Mr. _____________ (ID____________), who are authorized to bind the Tenant by their signatures.

APPENDIX A – THE LEASEHOLD’S BLUEPRINT

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APPENDIX B1 – THE TENANT’S WORKS INSURANCE SPECIFICATION

The Tenant shall take out and maintain a contract works insurance policy in the name of the Tenant, contractors, subcontractors, the Company and the Management Company, that will include all the insurance chapters stated below and all the extensions that are included in the policy, including an extended maintenance period of 24 months (hereinafter: the "Maintenance Period"), with the extent of cover not falling below the BIT form in effect at the time of taking out the insurance policy.

1.
Chapter 1 – a policy that covers the works in their full value (including materials supplied by the Lessor or the Management Company) against loss or damage caused during the insurance period and during the Maintenance Period for the purpose of performing obligations in respect of maintenance of the works (hereinafter: the "Maintenance Works") or discovery of damage to the works during the Maintenance Period due to a cause during the insurance period. For the avoidance of doubt, this Chapter includes a clause of waiving the right of subrogation toward the Company, the Management Company and anyone on their behalf as well as other lessees, tenants and other rightholders in the building (hereinafter, all the lessees, tenants and other rightholders will be referred to as the “Other Rightholders”), whose property insurance policies include a corresponding clause of waiver of the right of subrogation toward the Tenant or the agreements that confers the Other Rightholders rights in the building tenancy agreements include an exemption of liability toward the Tenant against loss or damage caused to the Other Rightholders’ property due to the risks that are customary in contract works insurance or in an extended fire policy, but such waiver will not apply to a person who caused damage maliciously. The Chapter also includes an express extension about coverage to property in the vicinity and to the property the works are performed on in the amount of ILS 350,000.

2.
Chapter 2 – Third party liability insurance that covers legal liability for bodily injury or damage to property of any person or entity in connection with the works during the insurance period and bodily injury and damage to property as aforesaid during the Maintenance Period in connection with the maintenance works or due to a cause during the insurance period, within the limits of liability as stated below. The Chapter includes a cross-liability clause according to which it is deemed as if made separately for each of the insured’s individuals. The Chapter expressly states that the Leasehold building is deemed to belong to a third party.

Limit of liability: ILS ______________ per incident and cumulatively according to the Chapter (*).

The Chapter is extended to include the following:

a.	Subrogation claims of the National Insurance Institute.

b.	Bodily injury caused due to the use of heavy machinery that is a motorized vehicle and is not subject to mandatory vehicle insurance.

c.	Liability due to damage caused by vibrations and weakening of supports at a limit of liability of ILS 1,000,000 per incident.

(*)
The limit of liability will be a sum equal to ILS 8,000 multiplied by the Leasehold area in sq.m., but the amount will not be less than ILS 400,000 and not more than ILS 4,000,000 per incident and cumulatively according to the Chapter.

3.
Chapter 3 – Employers liability insurance policy that covers liability due to bodily injury or a vocational illness that may be caused to workers who are employed in performing the works or the maintenance works while working and due to their work during the insurance period and during the Maintenance Period for the purpose of the maintenance works, at a liability limit of ILS 20,000,000 per claimant, incident and cumulatively under the Chapter. This policy does not exclude works in heights and in depths, work hours, lures and poisons, contractors, sub contractors and their employees and employment of youths. For the avoidance of doubt, the Chapter includes a waiver of the right of subrogation toward the Company, the Management Company and anyone on their behalf, but the waiver will not apply to a person who cause the insurance incident maliciously.

The Policy will include the following terms and conditions:

The Policy above precedes any policy taken out by the Company and/or the Management Company and the insurer waives any contention and/or demand in regard to sharing the Company’s insurance and/or the Management Company’s insurance. Failure to comply with the terms of the Policy and its stipulations in good faith by the Tenant and/or anyone on its behalf shall not derogate from the rights of the Company and/or the rights of the Management Company to be receive indemnity under the Policy. This Policy will not be terminated and will not be adversely modified during the insurance period except upon delivery of a notice in writing by registered mail to the Company and to the Management Company at least 60 days prior. The Tenant is solely liable for payment of the premiums for this Policy and bears the deductible payments applying to the policy. Gross negligence exclusion is void, but this voiding does not derogate from the rights of the Insurer and the obligations of the Tenant under the Insurance Contract Law, 5741-1981.

APPENDIX B2 – THE TENANT’S STANDING INSURANCE POLICIES SPECIFICATION

The Tenant shall take out and maintain insurance policies with the extent of cover not falling below the BIT form in effect at the time of taking out the insurance policy.

1.	“Extended Fire” Insurance Policy

Insuring the Leasehold content, its glazing, windows, glass partitions and glass doors and any change, improvement and addition brought to the Leasehold and/or the building or for the Tenant (including equipment, furnishings, facilities and inventories), and any modification, improvement and addition to the Leasehold that were made or will be made by the Tenant or for him, in their full value, against loss or damage due to the customary risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and hurricane, flood, liquid damage and cracking of pipes, damage by vehicles, damage by aircraft, riots, strikes, malicious damage and burglary damage. This policy will include a clause of a waiver of the right of subrogation toward the Company, toward the building’s Management Company [if there is such, (hereinafter: the "Management Company")] and anyone on their behalf as well as towards other lessees, tenants and other rightholders in the building (hereinafter, all the lessees, tenants and other rightholders will be referred to as the “Other Rightholders”), whose property insurance policies include a corresponding clause of waiver of the right of subrogation toward the Tenant or the agreements that confers the Other Rightholders rights in the building tenancy agreements include an exemption of liability toward the Tenant against loss or damage caused to the Other Rightholders’ property due to the risks that are customary in extended fire insurance; but such waiver will not apply to a person who caused damage maliciously.

2.	Third Party Liability Insurance Policy

Insuring the Tenant’s legal liability due to a bodily injury or damage to property that may be cause to the body or property of any person or entity in the Leasehold, the building or its vicinity, at a limit of liability as stated below. The Policy is not subject to any limitation for liability stemming from fire, explosion, panic, lifting, unloading and loading equipment, defective sanitary facilities, poisoning, any detrimental thing in food or drink, strike and shutdown, liability for and to contractors, subcontractors (of any rank) and their employees, animals, as well as subrogation claims from the National Insurance Institute. The Policy is extended to indemnify the Company and the Management Company for their liability as the owners and administrators of the Leasehold and also in respect of liability that may be imposed on any of them due to an act or omission of the Tenant or anyone on its behalf, subject to a cross-liability clause according to which, the insurance is deemed as if taken out for each of the Insured’s individuals. The limit of liability in the amount of: ILS ____________ per incident and cumulatively under the Policy (*)

(*)
The limit of liability will be a sum equal to ILS 14,000 multiplied by the Leasehold area in sq.m., but the amount will not be less than ILS 1,000,000 and not more than ILS 20,000,000 per incident and cumulatively according to the Chapter.

3.	Employer Liability Insurance Policy

Insuring the Tenant’s liability to its employees due to bodily injury or a vocational illness that may be caused to any of them while and due to their work in the Leasehold, the building and its vicinity with a liability limit of ILS 20,000,000 per claimant, incident and cumulatively under the Chapter. This policy does not exclude works in heights and in depths, work hours, lures and poisons and employment of youths. The Policy is extended to indemnify the Company and the Management Company should it be claimed, in connection with a vocational accident or illness that any of them bears employer liability to any of the Tenant’s employees. In addition, the Policy includes a waiver of the right of subrogation toward the Company, the MCO and anyone on their behalf; however, the waiver will not apply to a person who caused the insurance incident maliciously.

4.	Consequential Loss Insurance Policy

Insuring loss of gross profit due to loss or damage caused to the Insured’s property under Section 1 above or to the Leasehold or to the building consequent to any of the risks listed in Section 1 above, for an indemnification period of 24 months. The Policy includes a clause according to which the Insurer waives the right of subrogation toward the Company, the Management Company and anyone on their behalf as well as towards the Other Rightholders whose consequential loss insurance includes a corresponding clause of waiver of the right of subrogation toward the Tenant or the agreement that confers the Other Rightholders rights in the building includes a waiver of liability in favor of the Tenant due to consequential loss to the Other Rightholders due to the customary risks in extended fire insurance, but the waiver will not apply to a person who caused the insurance incident maliciously.

The Policy will include the following terms and conditions:

The Policy above precedes any policy taken out by the Company and/or the Management Company and the insurer waives any contention and/or demand in regard to sharing the Company’s insurance and/or the Management Company’s insurance. Failure to comply with the terms of the Policy and its stipulations in good faith by the Tenant and/or anyone on its behalf shall not derogate from the rights of the Company and/or the rights of the Management Company to be receive indemnity under the Policy. This Policy will not be terminated and will not be adversely modified during the insurance period except upon delivery of a notice in writing by registered mail to the Company and to the Management Company at least 60 days prior. The Tenant is solely liable for payment of the premiums for this Policy and bears the deductible payments applying to the policy. Gross negligence exclusion is void, but this voiding does not derogate from the rights of the Insurer and the obligations of the Tenant under the Insurance Contract Law, 5741-1981.

[watermark: DRAFT]

[Header on this page only:] Gornitzky & Co., Advocates; Draft dated December 25, 2019 for negotiation only, subject to the Lessor’s comments; does not bind the parties prior to their signing it; this draft does not constitute an offer or acceptance.

[Header:] Gornitzky & Co., Advocates; Draft dated December 25, 2019 for negotiation only, subject to the Lessor’s comments; does not bind the parties prior to their signing it; this draft does not constitute an offer or acceptance.

APPENDIX B3 – INSURANCE CERTIFICATE DELIVERY FORM

Date: ______________

Attn

The Lessor _______________

_________________________

Re: Certificate of Insurance

We hereby attach the Certificate of the Tenant’s Works Insurance / Tenant’s Standing Insurance Policies (please indicate the relevant certificate) signed by out Insurer as required in the Insurance Chapter of the Tenancy Agreement dated ______________ and hereby declare that for the purpose of receiving the Certificate of Insurance, we provided the content of the Insurance Chapter and the Insurance Specification to the insurance agent and to our Insurer.

Sincerely [signature] Tenant’s Signature

[logo] SHAAR YOKNEAM Registered Limited Partnership	[logo] PARK OFER YOKNEAM

PARKING SPACES DELIVERY PROTOCOL
TO: INMODE LTD

Made and executed on [handwritten] 02/11/2020

1.	On [handwritten] 02/15/2020, 5 parking spaces on the roof of the Tavor [building] were delivered to InMode Ltd.

2.	The parking spaces numbers are – 571, 572, 573, 574, 523

3.	Attached is a blueprint of the parking spaces

4.	Notes: The parking spaces were returned by Sigron Ltd.

In witness the parties have signed

[signature]	[seal and signature]
Shaar Yokneam – Limited Partnership	InMode Ltd. 514073618 P.O. Box 530 Yokneam 2069206 InMode

Main Office Park Ofer, Yokneam
28 HaKidma 28, P.O. Box 58, Yokneam 2069207
Telephone +972-4-969 [illegible] Fax [illegible]
Email: yaelg@parknorth.co.il, gabiy@parknorth.co.il

[file name]

Name	Value
City	Yokneam
Address	HaKidma
Building	Shaar Yokneam

InMode Ltd
514073610

2nd FLOOR

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POC SYSTEMS

Name	Value
City	Yokneam
Address	HaKidma
Building	Shaar Yokneam
Floor	2nd Floor

InMode Ltd.
514073618

שער יקנעם
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